EXHIBIT 99.1
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[EPICEPT CORPORATION - LOGO]

   CONTACTS
   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com
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   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


     EPICEPT RESOLVES ALL REMAINING LITIGATION AGAINST MAXIM PHARMACEUTICALS

ENGLEWOOD CLIFFS, NJ - (OCTOBER 4, 2006) EpiCept Corporation (Nasdaq and OMX
Stockholm: EPCT) announced today that it has reached settlement agreements in all outstanding litigation pending against Maxim Pharmaceuticals. EpiCept assumed responsibility for the legal proceedings following its merger with Maxim Pharmaceuticals in January 2006. EpiCept accounted for all of the settlement costs in the first half of 2006; therefore, the Company will not record any additional expense as a result of the settlements.

"We are pleased to have settled all of the outstanding litigation on terms satisfactory to EpiCept," stated Jack Talley, President and Chief Executive Officer. "The successful resolution of these matters allows us to focus our resources and energy on the advancement of our key milestones, which include our planned submission this month of a Market Authorization Application in Europe for Ceplene(TM) for Acute Myeloid Leukemia and the initiation of pivotal scale trials for EpiCept NP-1 later this quarter."

The settlement agreements include:

     >> The Superior Court for the State of California, County of San Diego, gave final approval to a settlement reached in the case entitled 3I Bioscience Trust, PLC et al. v. Maxim Pharmaceuticals, Inc. et al. Under the terms of the settlement agreement, EpiCept has made a payment of approximately $0.7 million and issued approximately 245,000 shares of EpiCept common stock to the plaintiffs. Maxim's insurer also made a payment in the amount of approximately $1.1 million. All claims made against Maxim in the case will be dismissed with prejudice once distribution of the settlement proceeds is complete.

     >> The United States District Court for the Southern District of California gave final approval to a settlement of a consolidated amended complaint entitled In re Maxim Pharmaceuticals, Inc. Securities Litigation, agreed to by the parties on June 22, 2006. The plaintiffs in that case will receive $1.0 million in cash and EpiCept common stock equal to $1.3 million in value based on the closing price of the common stock on the day on which the Final Order and Judgment becomes final. EpiCept accrued approximately $1.6 million related to this settlement during the first half of 2006, and paid $250,000 in cash into escrow in July.


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October 4, 2006
Page 2


     >> In conjunction with the In re Maxim Pharmaceuticals, Inc. Securities Litigation settlement, and in accordance with a stipulation agreed to by the parties in June 2006, Maxim's insurance carrier, Carolina Casualty Company, shall dismiss with prejudice its lawsuit against Maxim and certain individual defendants seeking injunctive relief as to its obligations under Maxim's D&O insurance policy. Carolina Casualty contributed $750,000 towards the stipulation reached in the settlement of In re Maxim Pharmaceuticals, Inc. Securities Litigation.

     >> The Company previously reported in March 2006 the settlement of a derivative securities lawsuit filed in October 2004 by a stockholder of Maxim Pharmaceuticals against certain of Maxim's former officers and directors. The settlement in the case of Putnam v. Stambaugh, et al. was reached in the Superior Court of the State of California, County of San Diego. Under the terms of the settlement agreement, EpiCept will pay $50,000 in EpiCept common stock to cover the plaintiff's legal expenses. This settlement remains subject to customary conditions such as the execution of settlement documents, the final court approval of the settlement and dismissal of the Putnam claims with prejudice.

ABOUT EPICEPT CORPORATION
EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio of product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, AML) with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound will be submitted in Europe in the fourth quarter of 2006. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's product candidates, the conduct and results of future clinical trials, the sufficiency of the Company's existing capital resources, the status of the Company's litigation and pending settlements, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that the Company will not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates, and the risk that pending settlements are not finalized or do not receive court approval. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in the Company's periodic reports and other filings with the SEC.

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